Exhibit 99.1

Press Release of Brazil Fast Food Corp. dated December 9, 2004

FROM:	BRAZIL FAST FOOD CORP

COMPANY CONTACT:	Brazil Fast Food Corp.
Ricardo Figueiredo Bomeny, CEO
011-21-2536-7501

FOR IMMEDIATE RELEASE

BRAZIL FAST FOOD REPORTS IMPROVED
3RD QUARTER/NINE-MONTHS RESULTS

Rio de Janeiro, Brazil, December 9 — Brazil Fast Food (OTC BB: BOBS.OB), the second largest fast-food chain operator in Brazil, with 367 restaurants, on November 15, 2004, reported financial results for its third quarter ended Sept. 30, 2004. In addition, the Company announced a stock repurchase plan under which the Company may repurchase as many as 200,000 shares of Brazil Fast Food common stock in the future.

System-wide sales for the three months ended Sept. 30, 2004, increased 24 percent to R$64,378,030, from R$51,661,069 for the same period of the prior year. Net franchise revenue was R$1.9 million for the three-month period ended Sept. 30, 2004 – a 23 percent increase from 2003’s third-quarter net franchise revenue of R$1.6 million. The net operating profit for the third-quarter of 2004 was R$557,000, versus a net operating profit of R$146,000 for the same period of 2003. Net income was R$64,000, or R$.01 per share, basic and diluted, for the third quarter of 2004, versus a net loss of R$(602,000), or R$(.08) per share, basic and diluted, for the third quarter of 2003.

For the nine-month period ended Sept. 30, 2004, Brazil Fast Food reported system-wide sales of R$189,177,653, up 19 percent from R$158,701,642 in system-wide sales the first nine months of 2003. Net franchise revenue for the nine-month period ended Sept. 30, 2004, was R$5,540,303 – an 18 percent rise from net franchise revenue of R$4,662,953 for the same period of the prior year. The Company reported a net operating profit of about R$2.8 million – a dramatic improvement from the R$(967,000) operating loss realized for 2003’s nine- month period. Brazil Fast Food reported net income of R$657,000, or R$.08 per share, basic and diluted, for the nine-month period ended Sept. 30, 2004, compared with a net loss of R$3.3 million, or R$(.44) for the first nine months of 2003. R$425,000 of this net income is attributable to SUPRILOG, a transport Limited Company, of which Brazil Fast Foods assumed 90 percent ownership in March 2004. Short-term debt and long-term debt were R$5,719,000 and R$2,072,000, respectively, as of Sept. 30, 2004, compared with short-term debt of R$4,556,000 and long-term debt of R$1,854,000 for the same date of the prior year.

Brazil Fast Food also announced its Board of Directors’ approval of a stock repurchase plan for as many as 200,000 shares of Brazil Fast Food common stock in the future. In addition, the Company reported that on Dec. 20, 2004, Bigburger Ltda. and CCC Empreendimentos e Participações Ltda., will complete a total buyout of AIG Latin America Equity Partners’ 375,000 share position in Brazil Fast Food. This buyout nullifies a pre-existing shareholders agreement, which granted AIG certain rights over Brazil Fast Food’s administration, and increases the collective stake of Bigburger and CCC in Brazil Fast Food by about five percent to approximately 60 percent. Bigburger and CCC are owned respectively by Larry Burstein and Peter van voorst Vader, both of whom serve on Brazil Fast Food’s Board of Directors.

Ricardo Figueiredo Bomeny, Chief Executive Officer of Brazil Fast Food Corp., stated, “We are encouraged that our dedication to turning this Company around has begun to yield positive results, not only in sales, but also in our bottom line. We find this especially encouraging for our third quarter, which has historically been a weaker quarter for our Company. Although we continue to face challenges – including an unpredictable and often unfavorable economic climate in Brazil, increased competition in the fast food industry, and our debt position – we have faith in our management’s ability to respond, appropriately and in the best interests of our Company and our shareholders.”

“Indicative of our faith in the future of this Company, our Board of Directors recently approved a stock repurchase plan covering the repurchase of as many as 200,000 shares of our common stock on the open market in the future. This stock repurchase plan will be financed by a small cash position that we have built up in American dollars. Because this money, if brought to Brazil, would have no meaningful impact on our cash flow, our ongoing marketing initiatives or our debt expenses, we believe that this share buyback is potentially the best long-term investment we could make with this money.”

Mr. Bomeny continued, “Looking forward, we are working progressively toward our long-term goal of significantly increasing our top- and bottom-line financial results. We are continuing to expand our chain – we’ve added 35 new franchise outlets so far in 2004 – and we’ve seen some very encouraging sales increases during 2004 chain-wide for our franchises and for our Company-owned stores in São Paulo. We attribute this progress primarily to the success of our marketing efforts, the strength of our brand, the quality of our food and an increase in buying power for much of Brazil’s population. “

“As we move into 2005, we will be increasing our marketing focus on children, implementing a motivational program to improve service throughout our restaurant chain and beginning a three-year expansion effort for franchised Bob’s kiosks. These kiosks require less start-up capital and deliver a faster return on investment for franchisees, since they sell only higher-margin items, such as ice cream and cold beverages – products that do especially well in Brazil’s warm climate. In addition, we believe that revenue will increase in 2005 for our Rio de Janeiro Company-owned stores as we complete a R$1.3 million, 10-store modernization project for the oldest stores in our chain.”

ABOUT BRAZIL FAST FOOD CORP.

Brazil Fast Food Corp. owns and operates, both directly and through franchisees, the second largest chain of hamburger fast food restaurants in Brazil, through its wholly owned subsidiary, Venbo Comercio de Alimentos Ltda. Brazil Fast Food Corp. conducts business in Brazil under the trade name “Bob’s.” As of December 2004, the Company had 367 points of sale.

This press release contains forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the disclosures in the Company’s filings with the Securities and Exchange Commission, including the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on April 14, 2004.

BRAZIL FAST FOOD CORP. Financial Highlights, Unaudited

In thousands, except per-share figures. All financial figures are expressed in Brazilian Reais R$.

	Nine Months ended		Three Months ended
R$ 000	09/30/04	09/30/03	09/30/04	09/30/03
System-Wide Sales	189,178	158,702	64,378	51,661
Net Restaurant Sales	46,933	43,742	15,082	14,393
Net Franchise Revenue	5,540	4,663	1,917	1,560
Net Operating Profit (Loss)	2,783	(967)	557	146
Net Income (Loss)	657	(3,288)	64	(602)
Net Income (Loss) Per Common Share, Basic	0.08	(0.44)	0.01	(0.08)